Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER

This Separation Agreement and General Release and Waiver (this “Agreement”) is made as of January 22, 2008, among J. Crew Group, Inc., a Delaware corporation (the “Parent”) and its operating subsidiary J. Crew Operating Corp. (the “Employer,” and together with the Parent, “J. Crew”) and Jeffrey A. Pfeifle (the “Executive”).

WHEREAS, the parties wish to confirm the termination of the Executive’s employment with J. Crew and set forth their agreement as to the manner in which the Executive’s employment with J. Crew will be closed out;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, J. Crew and the Executive agree as follows:

1. Termination of Employment. The parties hereto hereby agree that the Executive’s employment with J. Crew will terminate as of February 1, 2008 (the “Date of Termination”). The Executive hereby resigns, effective as of the Date of Termination, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with J. Crew and its affiliates, including but not limited to his position as President of J. Crew, and the Executive agrees to execute all additional documents and takes such further steps as may be required to effectuate such resignation.

2. Certain Payments and Benefits.

(a) Within ten (10) days of the Executive’s Date of Termination, the Company shall pay to the Executive a lump sum amount equal to (i) his base salary through the Date of Termination and (ii) any unreimbursed business expenses, ((i) and (ii) together, the “Accrued Obligations”).

(b) Conditioned upon the Executive executing the release and waiver attached hereto as Appendix A (the “Release”) within 21 days of the date of this Agreement but not before the Date of Termination, having such executed Release notarized, and such Release becoming effective, and the Executive’s continued compliance with the Release and Sections 3, 4, 5 and 6 hereof, J. Crew shall pay to the Executive:

(i) from the Date of Termination until January 31, 2010, the Executive’s base salary in effect as of the Date of Termination ($850,000), with such base salary payable in installments in accordance with J. Crew’s normal payroll practices as may be in effect from time to time and less applicable withholding taxes. The parties hereto have determined that the payment of base salary during the six month period immediately following the Date of Termination does not provide for a “deferral of compensation” within the meaning of IRS Treas. Reg. §1.409A-1(b)(9)(iii); and

(ii) on August 1, 2008 or as soon as practicable thereafter, a lump sum amount equal to $603,200, which represents the Executive’s Annual Bonus under the Employment Agreement by and among Parent, the Employer and the Executive, dated as of January 24, 2003, (the “Employment Agreement”) and the J. Crew Annual Incentive Plan with respect to the 2007 fiscal year (the amounts described in (i) and (ii) together, the “Severance Payments”).

The Executive acknowledges that the Accrued Obligations and the Severance Payments are in full and final settlement of any amounts due to the Executive under the Employment Agreement or otherwise, and the Executive shall not be entitled to any other payment in the nature of severance, termination or other pay from J. Crew.

(c) The Executive shall be entitled to any benefit to which the Executive may be entitled under the J. Crew tax qualified 401(k) plan, continuation of health insurance benefits, as provided above, to the extent provided in Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) and any other similar benefits required to be provided by law. In addition, Schedule 1 attached hereto reflects all of the Executive’s vested equity awards as of the Date of Termination and the Executive’s rights and obligations with respect to these awards shall be governed by the applicable plan documents and award agreements (the “Plans”). Pursuant to the Plans, all vested options shall expire on May 1, 2008.

3. Confidentiality; Non-Disclosure.

(a) The Executive hereby agrees that, following the Date of Termination, he will hold in strict confidence any proprietary or Confidential Information related to J. Crew and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of J. Crew or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any designs, samples, technical specifications, business plans, concepts and practices, marketing or other business strategies, inventions, methods of distribution or customers’ or trade secrets, operations, processes, products, finances, principals, vendor and manufacturing information, suppliers, customers, potential customers, costs, prices and contractual relationships, or any information in respect thereof.

(b) The Executive hereby agrees that, following the Date of Termination, he shall not take, without the prior written consent of J. Crew, any drawing, blueprint, design, sample, specification or other document (in whatever form) of J. Crew or its affiliates, which is of a confidential nature relating to J. Crew or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

4. Non-Solicitation. For a period of one year following the Date of Termination, the Executive hereby agrees not to, directly or indirectly, for his own account or for the account of any other person or entity, (i) solicit or hire or assist any other person or entity in soliciting or hiring any associate of J. Crew or any of its subsidiaries or affiliates to perform any services for any entity (other than J. Crew or its subsidiaries or affiliates), attempt to induce any such associate to leave the employ of J. Crew or any affiliates of J. Crew, or otherwise interfere with or adversely modify such associate’s relationship with J. Crew or any of its subsidiaries or affiliates, (ii) induce any associate of J. Crew who is a member of management to engage in any activity which the Executive is prohibited from engaging in under Sections 3 and 4 of this Agreement and Section 9 of the Employment Agreement, or (iii) solicit or assist any other person or entity in soliciting or attempting to solicit any suppliers of J. Crew or any of its subsidiaries or affiliates to terminate or otherwise adversely modify their relationship with J. Crew or any of its subsidiaries or affiliates, provided that nothing herein shall prohibit the Executive from recruiting his administrative assistant. For purposes of this Agreement, “associate” shall mean any natural person any where in the world who is employed by or otherwise engaged to perform services for J. Crew or any of its subsidiaries or affiliates on the Date of Termination or during the one-year period preceding the Date of Termination.

5. Intellectual Property. The Executive agrees that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that were created, developed or assembled during the Executive’s employment with the Company and that relate to the business of J. Crew and its affiliates during the Executive’s employment with J. Crew, whether or not by the Executive himself, are the permanent and exclusive property of J. Crew. The Executive agrees that all Intellectual Property is deemed to be “work made for hire,” and that all rights to Intellectual Property are vested in J. Crew.

6. Assistance in Litigation. Following the Date of Termination, the Executive agrees that, in the event that he is served with legal process or other request purporting to require the Executive to testify, plead, respond or defend and/or produce documents at a legal or governmental proceeding, threatened proceeding, investigation or inquiry involving J. Crew or any of its affiliates or their respective officers, directors, members, executives or associates, the Executive will: (1) refuse to provide testimony or documents absent a subpoena, court order or similar process from a regulatory agency; (2) within three (3) business days or as soon thereafter as practical, provide to the extent permitted by law, oral notification to J. Crew’s General Counsel of the Executive’s receipt of such process or request to testify or produce documents; and (3) provide to J. Crew’s General Counsel by overnight delivery service a copy of all legal papers and documents served upon the Executive. The Executive further agrees that in the event he is served with such process, the Executive will reasonably meet and confer with J. Crew’s designee(s) in advance of giving such testimony or information. The Executive also agrees to reasonably cooperate with J. Crew and any of its affiliates and their respective officers, directors, members, executives or associates in connection with any existing, future or threatened litigation or governmental proceeding, investigation or inquiry involving the foregoing parties, whether administrative, civil or criminal in nature, in which and to the extent J. Crew or any of its affiliates or their respective officers, directors, members, executives or associates deems his cooperation reasonably necessary. J. Crew agrees to reimburse the Executive for his reasonable out-of-pocket expenses incurred in connection with the performance of his obligations under this Section 6. Notwithstanding the foregoing, the Executive’s obligations under this Section 6 shall not unreasonably interfere with the Executive’s personal and professional obligations and responsibilities.

7. Injunctive Relief. It is impossible to measure in money the damages that will accrue to J. Crew in the event that the Executive breaches any of the restrictive covenants provided in Sections 3, 4, and 5 hereof. In the event that the Executive breaches any such restrictive covenant, J. Crew shall be entitled to seek an injunction restraining the Executive from violating such restrictive covenant. If J. Crew shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that J. Crew has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that J. Crew has an adequate remedy at law. The foregoing shall not prejudice J. Crew’s right to seek that the Executive account for and pay over to J. Crew the compensation, profits, monies, accruals or other benefits derived or received by the Executive, directly or indirectly, as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 3, 4, and 5 hereof.

8. Certain Forfeitures in Event of Breach. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive materially breaches any of his obligations under the Release or pursuant to Sections 3, 4, 5 and 6 hereof, the Executive will forfeit his right to receive the Severance Payments to the extent not theretofore paid to him as of the date of such breach and, to the extent already made as of the time of breach, the Executive agrees that he will reimburse J. Crew immediately for the amount of such Severance Payments.

9. No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by J. Crew or its affiliates.

10. Heirs and Assigns. The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

11. General Provisions

(a) Integration. This Agreement constitutes the entire understanding of J. Crew and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of J. Crew or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without regard to its choice of law provisions.

(c) Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(d) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

(e) Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to J. Crew:

J. Crew Group, Inc.

2 Penn Plaza

26th Floor

New York, New York 10121

Attention: General Counsel

with a copy to:

Robert J. Raymond, Esq.

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

and a copy to:

Lanny A. Oppenheim, Esq.

Loeb & Loeb, LLP

345 Park Avenue

New York, NY 10154

If to the Executive, to the address on record with J. Crew; or, for either party, to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

12. Knowing and Voluntary Waiver. The Executive, by the Executive’s free and voluntary act of signing below and signing Appendix A hereto, (i) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein (including Appendix A) and agrees to all of the terms of this Agreement including Appendix A and intends to be legally bound thereby. Furthermore, the Executive acknowledges that Severance Payments will be delayed until this Agreement and the Release attached hereto as Appendix A becomes effective, enforceable and irrevocable.

This Agreement and the Release attached hereto as Appendix A will become effective, enforceable and irrevocable on the eighth day after the date on which Appendix A is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Executive Vice-President, Human Resources of the Company his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, the Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits.

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IN WITNESS the Employer and the Parent have caused this Agreement to be signed by their duly authorized representatives and the Executive has signed this Agreement as of the day and year first above written.

J. CREW GROUP, INC.

/s/ Lynda Markoe
Name: Lynda Markoe
Title: EVP Human Resources

J. CREW OPERATING CORP.

/s/ Lynda Markoe
Name: Lynda Markoe
Title: EVP Human Resources

/s/ Jeffrey A. Pfeifle
Jeffrey A. Pfeifle

Schedule 1

Number of Option Shares Vested as of the Date of Termination	Exercise Price
(inclusive of the 2/1/08 vesting of the Initial Options and the Premium Options, as defined in the Employment Agreement)
81,001	$3.53

135,004	$7.75

216,006	$12.92

Appendix A

GENERAL RELEASE AND WAIVER OF CLAIMS

The Executive hereby releases, remises and acquits the Employer, the Parent and all of their respective affiliates, and their respective officers, directors, shareholders, members, agents, Executives, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive’s heirs, successors or assigns have or may have against any of such parties arising on or prior to the date this General Release and Waiver of Claims (“General Release”) is executed by the Executive and any and all liability which any of such parties may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the New York Human Rights Law, N.Y. Exec. Law Article 15 et seq., New York Executive Law § 296, § 8-107 of the Administrative Code and Charter of New York City, or any other federal, state or local law and any workers’ compensation or disability claims under any such laws or claims under any contract (including without limitation the Employment Agreement). This release relates to any and all claims, including without limitation claims arising from and during the Executive’s employment relationship with the Employer, the Parent and their respective affiliates or as a result of the termination of such relationship. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Employer, the Parent or their respective affiliates. However, by executing this General Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This General Release shall not apply to any obligation of the Employer, the Parent or their respective affiliates pursuant to the Agreement to which this General Release is appended or any rights in the nature of indemnification (including without limitation pursuant to J. Crew’s directors’ and officer’s liability insurance policy) which the Employer may have with respect to claims against the Executive relating to or arising out of his employment with the Employer, the Parent or their respective affiliates.

2-21-08	/s/ Jeffrey A. Pfeifle
Date	Jeffrey A. Pfeifle

Acknowledgment

STATE OF Florida)
ss:
COUNTY OF Monroe)

On the 21 day of February, 08, before me personally came Jeffrey A. Pfeifle who, being by me duly sworn, did depose and say that he resides at 408 88th St. NYC NY; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Separation Agreement and General Release and Waiver attached hereto, that he has reviewed all of the terms of the Separation Agreement and General Release and Waiver and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

/s/ Kelle Williams
Notary Public

Date: 02.21.08